Exhibit 99.2

Scio Diamond Technology Corporation

Special Investigation Committee

Independent Investigation Report

To:	Board of Directors

From:	Special Investigation Committee

Ben Wolkowitz

Bruce Likly

Date:	July 15, 2016

A.	Introduction

James Korn resigned from the Board of Directors in a letter dated June 27, 2016 (the “Korn Resignation Letter”). The Korn Resignation Letter asserts a number of allegations concerning the specific conduct of Bern McPheely as well as general comments regarding the Corporation. The Board has created a Special Investigation Committee (“SIC”) charged with conducting an independent investigation and determining an appropriate response in connection with the allegations set forth in the James Korn Resignation Letter. This report constitutes the Independent Investigative Report of the SIC.

B.	Procedural Background

In addition to a thorough review of the Korn Resignation Letter, the SIC performed the following tasks and actions in investigating the issues set forth in the Korn Resignation Letter:

•	Reviewed all minutes of the board since June 24, 2014
•	Reviewed company disclosures, filings and press releases since June 24, 2014
•	Reviewed memoranda submitted by Bern McPheely, Chairman of the Board, Gerald McGuire, Chief Executive Officer, and Jonathan Pfohl, Chief Financial Officer
•	Interviewed the members of the Board and Jonathan Pfohl
•	Consulted with counsel regarding legal duties and obligations of the Company and the SIC

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C.	Issues Raised in the Korn Resignation Letter

Assertion #1:	The Company has allegedly suffered poor operational performance and been unable to reach profitability in the time periods projected.

SIC Finding:	No basis for any allegation of unlawful or inappropriate conduct.

Discussion: The Company has been in a developmental phase and working to commercialize its diamond growing technology. The Board and management, in their business judgment, have pursued a number of different business plans and strategies. Consistent with any projections or descriptions of targeted future performance, the Company believed that those business plans would produce profitable performance at a point in the future. During this period, Korn offered no input on product strategy, customer strategy, or operational plans. On occasion, Korn offered positive comments to management in response to periodic business updates, and in no circumstances did he provide any negative feedback or any suggestion of “horrific” performance.

As fully and accurately disclosed in the Company’s financial statements, the Company has, to date, been unable to reach profitability. However, any statements by the Company with regard to future performance were projections of future earnings that the Company earnestly and in good faith believed it could achieve.

Assertion #2:	The Company allegedly handled the disclosure regarding a business interruption in December 2015 in an inappropriate manner.

SIC Finding:	The Company’s determinations regarding disclosure were appropriate.

Discussion: On Saturday, December 12, 2015, the Company experienced a business interruption when a water pipe burst in the Company’s production facility. An emergency meeting of the Board was called on Monday, December 14, 2015. Management discussed the business interruption with the Board. Management advised the Board regarding the length of time anticipated to bring the facility back into operation as well as the timing of re-deploying the Company’s machines. As projected by management, the majority of the machines were back in operation within 11 days of the incident. The Company maintained both property insurance and business interruption insurance, which provided coverage for the event. By the time of the December 14 meeting, the Company had already reached out to its insurer to seek coverage for the incident.

During the December 14 meeting, the Board discussed many issues, including whether this event was a material event requiring immediate disclosure. Among other factors considered, in light of the business interruption insurance, which materially covered the financial impact of the business interruption, the Board determined that it was not a material event requiring immediate 8K disclosure. The event was disclosed in the Company’s 10Q filing for December 31, 2015. Korn did not dissent from or object to the determination of the Board.

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Consistent with the Board’s determination, the Company’s insurers covered the incident. To date, the insurer has paid more than $580,000 to the Company in connection with the incident. Not only has this coverage covered the property damage to the Company’s facility and machines, but the insurer has also covered lost profits. Given the insurance coverage for the property and lost profits, the event has not had a material impact on the Company as assessed by the Board and management at the outset. Further, the Company’s stock price was not materially affected by the disclosure of the event in the Company’s 10Q for December 31, 2015.

It should also be noted that the Company experienced two previous substantial shutdowns of production in 2013 and 2014 under the prior Board. In both circumstances, the Board determined that neither of these events needed to be filed as 8Ks with separate disclosure to investors.

Assertion #3:	The Company’s chairman, Bern McPheely, allegedly purchased inventory at a discount from the Company.

SIC Finding:	The SIC finds no basis for this assertion. The Company’s joint venture partner (Renaissance Created Diamond Company or “RCDC”) has made available to the Company’s shareholders wholesale pricing on goods. Some shareholders of the Company have availed themselves of this opportunity, including McPheely. He purchased the stones at established wholesale prices sold to the market generally and also offered to other shareholders by RCDC. There is no basis for any assertion that the Company sold discounted inventory to McPheely.

Discussion: The Company’s records confirm McPheely has never purchased inventory from Scio. McPheely did make a purchase of a lot of finished gemstones from the RCDC joint venture in July 2015. The lot consisted of 7 gemstones totaling 5.74 cts for a total purchase price of $16,365. The average price per stone was $2,338 and the average price per carat was $2,851. The Company’s CFO conducted a review of RCDC pricing in support of our March 31, 2016 audit and determined that the average sales price per unit for RCDC gemstones was $2,414 and the average revenue per carat was $2,813. McPheely’s purchase was at 97% of the average per stone price and 117% of the average price per carat. Based on this, the Company’s CFO has concluded that McPheely’s purchases were essentially at the market for RCDC sales and not “at a discount” as alleged by Korn.

In addition to the high level analysis, the Company’s CFO conducted an analysis of the individual gemstones in the purchased lot to further assess whether the transaction was “at a discount.” The 7 gemstones purchased included 4 lab-grown pink and 3 lab-grown white gemstones. The Company has evaluated the estimated costs as provided by RCDC on the individual stones purchased as part of this review

In evaluating the lot of pink gemstones purchased, since the lab-grown pink gemstone market is a developing market, there are no market-based benchmarks that can be used to assess the reasonableness of the pricing. The gross margin percentage on the pink lot exceeded the cumulative gross margin percentage of RCDC. This analysis of the pink gemstone lot further supports the conclusion that the sale was not “at a discount” as alleged.

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Unlike the developing pink lab-grown market, there are market-based price benchmarks for lab-grown white gemstones. White gemstone pricing is guided by an industry price guide published by Rappaport (commonly called RAP). This price list provides price guidelines based on color, cut, clarity, and carat weight (size) of the gemstones. All white gemstones including natural ones generally trade at a “discount to RAP”. White lab-grown gemstones typically trade at a 60% - 70% discount to RAP. Analysis of McPheely’s white gemstone purchases indicate that he paid a 50% discount to RAP. Based on this benchmark, McPheely clearly did not purchase these white gemstones “at a discount.”

McPheely did not receive any favorable treatment and certainly was not enriched through the purchase of 7 stones at established wholesale prices. Other shareholders of the company have purchased and remain eligible to purchase stones at the same prices and on the same terms.

Assertion #4:	The Company has allegedly failed to properly disclose a receivable.

SIC Finding:	The Company’s disclosure of the RCDC receivable is appropriate. Korn’s assertion reveals he does not understand the nature of the receivable.

Discussion: The Company has a receivable on its books from RCDC. Although the Company’s CFO communicated to the Audit Committee (including Korn) his concerns about the collectability of the RCDC receivable in the future, the CFO has never communicated the receivable as having “highly questionable collectability.”

As with any significant accounting matter, the Company discussed its accounting position with its external auditors and no adjustments were proposed. Based on an analysis prepared by the Company’s CFO no further disclosure—other than what has been prepared in the Company’s 3/31/2016 10K—was necessary. This report was shared with the entire Board, including Korn, on June 24, 2016. Given the statements in Korn’s letter, it appears he may not have reviewed the document prior to preparing his resignation letter on June 27, 2016.

In addition, Korn’s comment on the RCDC receivable being “a double digit percentage of our annual revenue from diamond material” is a misleading oversimplification of the issue. The Company has not recognized any revenues related to this receivable. Per the Company’s accounting policies, all revenues relating to RCDC have been deferred. This has been clearly disclosed to the Company’s Board, audit committee, auditors and in its public filings. This assertion is baseless and not consistent with the Company’s accounting policies related to RCDC.

Assertion #5:	The existence of an alleged side deal between McPheely and a partner of the Company.

SIC Finding:	There is no basis for this assertion

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Discussion: While no other company is specifically named, the context of the assertion leads one to surmise that Korn is suggesting some side deal or inappropriate relationship may exist between McPheely and RCDC. After interviewing management, other board members and McPheely, there is no basis for this assertion. To the contrary, McPheely has been one of the most critical directors regarding RCDC. McPheely continues to support a special committee of the Board (Lewis Smoak and Karl Leaverton) to address the relationship with RCDC. The SIC has been unable to identify any evidence of a side deal between McPheely and RCDC.

Assertion #6:	The Company has allegedly failed to properly disclose an equipment failure.

SIC Finding:	There is no basis for this assertion. The Company has suffered no additional business interruption.

Discussion: Korn asserts there has been an additional interruption in production at the Company, and that the Company has failed to disclose this interruption through its public disclosures. It is unclear to the Board or management to what Korn refers in connection with this assertion. There has been no subsequent business interruption—disclosed or undisclosed. Management’s best guess is that Korn is referring to a single part (power supply) that failed on a single machine in April 2016. The power supply was shipped back to the manufacturer for repair under warranty. The Company operates a significant number of machines. It is not uncommon for machines in a manufacturing environment to come down for any number of reasons, including a need to replace a part. Put simply, the Company has machines that may come down for various maintenance or repair reasons with some frequency, much like any other manufacturing operation. This is not a material or notable event in the Company’s business requiring some public disclosure.

Assertion #7:	Allegedly misleading draft presentation for shareholders.

SIC Finding:	There is no basis for this assertion. A draft shareholder presentation was prepared for purposes of an internal Board meeting. The draft presentation was not shared with any shareholder outside the directors and management. The issue Korn raises was modified prior to disclosure to shareholders.

Discussion: Prior to the Company’s annual shareholder meeting in December 2015, the Board participated in a working session to finalize the presentation and materials to be presented at the annual shareholder meeting. During that session, the Board reviewed and revised an internal working draft of the presentation. During the presentation, Korn raised questions about forward guidance to shareholders regarding future performance. Following the Board’s discussion and based on the input of counsel, the Board determined to present guidance of future performance, but ensured that proper disclosures were included in the shareholder presentation that included risk disclosure concerning forward-looking projections and the a specific reference to “projections” of future performance. The Board and management believed the information, including the projections, to be reasonable forward-looking projections of what the Company expected to achieve and were offered to shareholders in good faith.

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Assertion #8:	Alleged other unspecified violations of law.

SIC Finding:	No basis for this assertion.

Discussion: The SIC has conferred with and interviewed the other board members and management. The SIC has uncovered no information or support for this assertion. Notably, had Korn been aware of some violation of law, he had an obligation to identify and raise the issue in his capacity as a director and member of the Audit Committee as well as under the Company’s Code of Conduct.

Assertion #9:	General criticism of McPheely

SIC Finding:	No basis for personal criticism or misconduct

Discussion: There is no basis for an assertion that McPheely de facto controls, runs or operates the Company. McPheely was nominated to chair the Board. All directors on the Board participate in meetings equally. The SIC has been unable to identify any issue that has been withheld from the Board, the auditors, or shareholders by McPheely or otherwise as stated in the Korn Resignation Letter.

Although Korn criticizes McPheely for not personally funding the Company to a greater degree, it appears that Korn is unaware of McPheely’s personal investment in the Company, including his contributions of capital to enable the Company to make payroll during a critical juncture after the settlement of the proxy dispute in 2014. Ironically given this assertion, Korn was the only director who did not make capital contribution to the Company during the tenure of the current Board.

D.	Board Composition

This item is separated from the other assertions, as it appears to relate to a general criticism of the Company as opposed to any specific act of wrongdoing.

To date, the Board has had limited opportunity to modify its composition as it was the result of a settlement of a proxy dispute. Two board members, including Korn, were appointed by the Adams Group in the proxy dispute. Another four members were appointed by the other side in the proxy dispute. The Chief Executive Officer is automatically given the final spot on the Board.

Nonetheless, in Board meetings, directors have discussed an interest in obtaining additional experience and perspectives in the Company, including expertise in the diamond industry. The Company has established a Corporate Governance and Nominating Committee. Korn never recommended or requested that committee consider another candidate or specifically add a director with specific industry knowledge.

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The Company, including all remaining members of the Board, has every interest in having a board comprised of the strongest group of directors possible. However, there is no basis for any suggestion that any misconduct has occurred in connection with the composition of the board.

E.	No History of Prior Complaints

Mr. Korn never raised any of the issues identified in his resignation letter with any other member of the Board, the Company’s Chief Executive Officer, or the Company’s Chief Financial Officer. As described in interviews of the Board and management, all individuals involved were surprised and shocked to receive Korn’s letter and learn of the assertions set forth therein. No individual on the Board or in management could identify any indication, statement or suggestion by Korn of any issue identified in his resignation letter prior to receiving the communication.

As an important component of the Company’s corporate governance, the Company has adopted a Code of Conduct. As a member of the Board, Mr. Korn personally approved and voted in favor of the Code of Conduct. The Code of Conduct applies to all employees, stakeholders and directors. The Code requires that the assertions set forth in his resignation letter be raised with the Company’s Audit Committee, Chief Financial Officer or legal counsel. Mr. Korn did not raise any of the issues identified in his resignation letter with any of the parties as set forth in the Code of Conduct, and therefore failed to comply with the Company’s Code of Conduct.

In addition, Mr. Korn was a member of the Company’s Audit Committee. By Charter, the Audit Committee is responsible for overseeing complaints regarding accounting controls and concerns regarding questionable accounting or auditing matters. As a member of the Audit Committee, Mr. Korn had an obligation to raise any concerns to the Audit Committee. Mr. Korn never expressed any of the concerns raised in his resignation letter to the Audit Committee.

F.	Summary and Conclusions

The SIC has conducted as thorough and independent investigation as possible. After reviewing all relevant documents and interviewing the Board, management and the Company’s auditors, the SIC has been unable identify any information or evidence that supports the assertions and criticisms set forth in the Korn Resignation Letter.

Korn’s statements contain inaccurate assertions, wild and unsupported accusations, and, in some cases, suggest that he did not fully understand that with which he was tasked with oversight as a member of the Audit Committee. The letter is inconsistent with his character and demeanor as a director. In contrast to his obligations as a director and member of the Audit Committee as well as the requirements of the Code of Conduct, Korn never raised or suggested any of these issues to the Company or its agents.

In short, the SIC finds that the assertions set forth in the Korn Resignation Letter are baseless and unsupported. The SIC has been unable to identify Korn’s motivation for his letter. Accordingly, the SIC recommends that the Board accept the SIC’s finding and conclude the SIC at this time.

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